                                                                   Exhibit 10.66

                            ASSET PURCHASE AGREEMENT

            This Asset Purchase Agreement, dated as of December 17, 2002 (this "AGREEMENT"), is entered into by and among Corinthian Colleges, Inc., a Delaware corporation, ("BUYER"), Learning Tree University, Inc., a California nonprofit public benefit corporation (hereinafter "LTU"), LTU Extension, Inc., a California corporation (hereinafter "LTUX" and referred to herein collectively with LTU as the "SELLERS" and individually as a "SELLER"), and Michael Gould (referred to herein as "GOULD").

                                   BACKGROUND

            A. LTU owns and operates two institutions of higher education known as Learning Tree University located in Chatsworth and Costa Mesa, California, which provide courses in information technology, business and management, design, education, health and recreation, language and psychology and writing, and offer online courses, and sell textbooks and other course-related materials (hereinafter collectively referred to as the "SCHOOLS," and individually, as a "SCHOOL"). LTUX provides management oversight and administrative services to LTU in connection with LTU's operation of the Schools.

            B. Buyer desires to buy, through the payment of cash and the assumption of certain liabilities of Sellers, and Sellers desires to sell, substantially all of the assets and properties owned by Sellers and used in the business of the Schools, upon the terms and conditions hereinafter set forth.

                                    AGREEMENT

            In consideration of the mutual covenants contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:


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                     ARTICLE I. SALE AND PURCHASE OF ASSETS

SECTION 1.01 PURCHASED ASSETS TO BE TRANSFERRED. Subject to the terms and conditions of this Agreement, Sellers hereby agrees to sell, assign, convey, transfer and deliver to Buyer at the Closing (as defined herein), and Buyer hereby agrees to purchase from Sellers, all of the Sellers' right, title and interest in, to and under all of the business, properties, assets, goodwill, rights and claims and property owned by Sellers and used in the business of the Schools of the types set forth below (the "PURCHASED ASSETS"), free and clear of all mortgages, pledges, liens, claims, restrictions, encumbrances and security interests of any kind or nature except for the "Permitted Exceptions" (as such term is defined in Section 5.07(c)), and except for the Excluded Assets (as defined in Section 1.02 hereof):

      (a) ACCOUNTS RECEIVABLE. All of Sellers' accounts receivable, notes receivable and other receivables (and causes of action related to any of the foregoing) ("ACCOUNTS RECEIVABLE");

      (b) INVENTORY. All of Sellers' inventory, including without limitation, textbooks, course materials and supplies;

      (c) PROPERTY, PLANT AND EQUIPMENT. All of Sellers' property, plant and equipment, including, without limitation, computer hardware, printers, other data processing equipment, other machinery and equipment, furniture, fixtures, leasehold improvements, furnishings, classroom equipment and other tangible personal property used at the Schools and/or owned by the Sellers;

      (d) RECORDS. All of Sellers' records related to or used in connection with the operation of the Schools or pertaining to the Purchased Assets, including, without limitation, all student records, ledgers, financial statements and records, operating data, correspondence, employment records, placement records, marketing materials, information and data, mailing lists and copies of all documents and other information and data filed by Sellers with any state, federal or local government authority or any guaranty or accrediting agency, whether on computer disk, in paper form or otherwise;

      (e) CONTRACTS AND LEASES. All of the rights of Sellers under contracts, purchase orders and leases applicable to the Schools to which any Seller is a party entered into in the course of Sellers' business, including, without limitation, those identified as Material Assumed Contracts in Schedule 5.08;

      (f) INTELLECTUAL PROPERTY. All rights of Sellers with respect to patents, trademarks, service marks, logos, licenses and copyrights (whether or not registered) and all applications and registrations therefor, owned or licensed by Sellers, and all rights of Sellers with respect to computer programs and software, including those described in Schedule 5.09;

      (g) WARRANTY RIGHTS. All rights of Sellers relating to or arising out of express or implied warranties, representations or guarantees from suppliers with respect to any of the Purchased Assets, and all causes of action arising therefrom;

      (h) PREPAID EXPENSES AND REFUNDABLE DEPOSITS. All of Sellers' prepaid security, vendor, utility and other deposits and expenses;

      (i) PERMITS. To the extent transferable, Sellers' licenses, permits, certifications, approvals and other governmental and regulatory authorizations required under all laws, rules and regulations applicable to or affecting the Schools, including those described in
            Schedule 5.05(a);


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      (j)   GOODWILL AND OTHER INTANGIBLES. All of the goodwill and going concern value of the Schools and all other intangibles used in connection with the Schools;

      (k) CURRICULUM MATERIALS. All rights of Sellers with respect to Curriculum used in connection with the educational programs of the Schools, whether proprietary or licensed from third parties (including all periodic updates to the curriculum as developed or used by Sellers or any such third parties); and

      (l) OTHER ASSETS. All other assets and property of any kind, wherever located, which is owned, leased or licensed by Sellers and used in the business of the Schools (other than the Excluded Assets), including, without limitation, promotional and marketing materials.

SECTION 1.02 EXCLUDED ASSETS. The Excluded Assets shall not be conveyed hereunder. The "EXCLUDED ASSETS" means:

      (a) CASH. All of Sellers' cash or cash equivalents, certificates of deposit and marketable securities on hand at the Closing and Sellers' bank accounts relating thereto; and

      (b) OTHER ASSETS. Such other assets as are identified on Schedule 1.02(b) attached hereto.

                           ARTICLE II. CONSIDERATION

SECTION 2.01 PURCHASE PRICE. The purchase price payable to Sellers in connection with the transfer to Buyer of the Purchased Assets shall be (i) the cash consideration referred to in Section 2.02, plus (ii) the assumption of liabilities of Sellers referred to in Section 2.03, plus (iii) the possibility of additional Earn-Out Consideration (as defined below) as set forth in Section
2.08 (collectively, the "PURCHASE PRICE").

SECTION 2.02 CASH CONSIDERATION. The cash consideration portion of the Purchase Price (the "CASH PORTION") shall be Three Million Three Hundred Thousand Dollars ($3,300,000.00) (of which $3,275,000 shall be payable to LTU and $25,000 shall be payable to LTUX subject to the terms and conditions set forth below), subject to subsequent decrease pursuant to the Post-Closing Purchase Price Adjustment and payable as follows, by wire transfer of immediately available funds to each of the Sellers in the amounts set forth below and to the account number(s) designated by the Sellers on Schedule 2.02: (A) within two (2) business days of the date of this Agreement, Buyer shall pay to LTU the sum of Six Hundred Thousand Dollars ($600,000) as a good faith deposit securing Buyer's obligations hereunder (the "Deposit"), which Deposit shall be credited against Buyer's obligations to pay the Cash Portion (LTU's and Buyer's rights and obligations regarding the Deposit if the Closing fails to occur are set forth in Article
IV), and (B) at the Closing, Buyer shall pay to LTU One Million, Thirty-seven Thousand Five Hundred Dollars ($1,037,500.00), and Buyer shall pay to LTUX Twelve Thousand Five Hundred Dollars ($12,500) (collectively, the "CLOSING PAYMENTS"), (C) three (3) business days following the final determination of the Post-Closing Purchase Price Adjustment in accordance with Section 2.06, Buyer shall pay to LTU an amount equal to (x) One Million, Three Hundred Ten Thousand Dollars ($1,310,000.00), MINUS (y) LTU's pro rata (as such term is defined below) portion of the Post-Closing Purchase Price Adjustment , and Buyer shall pay to LTUX an amount equal to (x) Ten Thousand Dollars ($10,000.00), MINUS (y) LTUX's pro rata share of the Post-Closing Purchase Price Adjustment (collectively, the "SECOND PAYMENTS"), and (D) on August 31, 2004, Buyer shall pay to LTU Three Hundred Twenty-seven Thousand Five Hundred Dollars ($327,500), MINUS LTU's pro rata share of the amount of any of Buyer's Losses claimed under Sections 9.12 and 9.14 that remain unpaid as of such time, and Buyer shall pay to LTUX Two Thousand Five Hundred Dollars ($2,500), MINUS LTUX's pro rata share of the amount of any of Buyer's Losses claimed under Sections 9.12 and 9.14 that remain unpaid as of such time. For purposes hereof, the term


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"PRO RATA" shall mean pro rata among Sellers in accordance with the following percentages: ninety-nine and two-tenths percent (99.2%) to LTU and eight tenths (0.8%) to LTUX.

SECTION 2.03 OBLIGATIONS AND LIABILITIES TO BE ASSUMED. Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall, by an instrument of assumption to be executed and delivered at the Closing substantially in the form of Exhibit A hereto (the "ASSIGNMENT AND ASSUMPTION AGREEMENT"), assume only the following liabilities (the "ASSUMED LIABILITIES") of Sellers and the Schools: (i) current trade accounts payable (except to the extent such accounts payable relate to liabilities of the types described in clauses (i) through (viii) in Section 2.04 below), (ii) other current liabilities consisting solely of (A) accrued expenses (except to the extent such accrued expenses relate to liabilities of the types described in clauses (i) through (viii) in Section 2.04 below), and (B) pre-collected tuition, (iii) all liabilities related to capital lease obligations (including current portion) of the Sellers as of the Closing Date, (iv) the Schools' teach-out obligation with respect to students enrolled as of the Closing Date, and (v) obligations arising under written contracts in connection with the operation of the Schools (the "Assumed Contracts"); provided, however, that none of the obligations of either LTU or LTUX under that certain management agreement between LTU and LTUX shall be assumed by Buyer. The terms "current liabilities" and "current trade accounts payable" shall mean, for the purposes of this Agreement, those obligations whose liquidation is reasonably expected to be required within one (1) calendar year.

SECTION 2.04 EXCLUDED LIABILITIES. Buyer shall not assume, or otherwise be responsible for, any liabilities or obligations (whether actual or contingent, matured or unmatured, liquidated or unliquidated, or known or unknown) (collectively, the "EXCLUDED LIABILITIES") of Sellers, any other owner or operator of the Schools prior to the Closing Date, or any Affiliate of any of the foregoing, other than those liabilities and obligations which have been specifically assumed by Buyer pursuant to Section 2.03. The "Excluded Liabilities" shall include, without limitation, any liabilities or obligations to the extent that they relate to, are connected with, are based upon or arise out of the following: (i) regulatory liabilities imposed by the U.S. Department of Education (the "DOE") and/or all regulatory and licensing agencies with regulatory authority over the Sellers and/or the Schools for periods prior to the Closing Date, (ii) liabilities relating to employees of Sellers and the Schools for periods prior to the Closing Date (including, without limitation, salary, bonuses, payroll taxes payable, accrued vacation liability or other compensation or benefits), (iii) liabilities with respect to accounts payable incurred on or before the Closing Date that are set forth on Schedule 2.04, (iv) Tax liabilities of Sellers or Gould (including, without limitation, sales and income tax liabilities in connection with this Agreement), (v) liabilities with respect to the claims referenced on Schedule 5.13 hereto, (vi) liabilities associated with any lines of credit or other long-term debt of Sellers (including current portion), (vii) any intercompany payables or debt to any parent or stockholder of any of the Sellers (whether to Gould or any Affiliate of Sellers or Gould) and (viii) any other liability or obligation which has not been specifically assumed by Buyer pursuant to Section 2.03.

SECTION 2.05 ALLOCATION OF PURCHASE PRICE. Buyer and Sellers agree that the Purchase Price shall be allocated among the Purchased Assets in accordance with the allocation set forth in Schedule 2.05 attached hereto. Buyer and Sellers agree that each will report the federal, state and local income Tax and other Tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation set forth in Schedule 2.05 and that neither will take any position inconsistent therewith upon examination of any Tax return, in any refund claim, in any litigation or otherwise. For the purposes of this Agreement, the term "TAX" or "TAXES" means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or


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charge imposed by any governmental entity, and any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof.

SECTION 2.06 POST-CLOSING PURCHASE PRICE ADJUSTMENT.

            (A) Sellers and Gould agree that immediately following the Closing on the Closing Date, the consolidated financial condition of Sellers shall have a "NET WORKING CAPITAL" (as defined below) of no less than $1.00, in each case calculated in accordance with generally accepted accounting principles ("GAAP"), applied on a basis consistent with the Buyer's historical accounting practices. Such amounts shall be determined and such requirements calculated based upon the Consolidated Closing Balance Sheet described in Section
            2.07. If the Sellers' Net Working Capital immediately following the Closing on the Closing Date is less than $1.00, then the Purchase Price shall be reduced, dollar-for-dollar, by an amount equal to the smallest amount of cash which would be required to bring such requirement into compliance with the Net Working Capital target set forth in this Section 2.06.

            (B) Any reduction in the Purchase Price under subsection (A) of this
            Section 2.06 is referred to herein as the "POST-CLOSING PURCHASE PRICE ADJUSTMENT." If the Post-Closing Purchase Price Adjustment results in a decrease in the Purchase Price which is less than the aggregate amount of the Second Payments, then the amount of the Second Payments to be paid by Buyer to Sellers in accordance with
            Section 2.02(B) shall be reduced by the amount of the Post-Closing Purchase Price Adjustment, as set forth therein. If the Post-Closing Purchase Price Adjustment is greater than the aggregate amount of the Second Payments, then Buyer shall not be required to make the Second Payments to Sellers in accordance with Section 2.02(B), and Seller shall pay pro rata to Buyer, within three (3) business days following the final determination of the Post-Closing Purchase Price Adjustment by wire transfer of immediately available funds to the account number designated by Buyer, the amount by which the Post-Closing Purchase Price Adjustment exceeds the Second Payment.

            (C) For purposes of this Agreement, "NET WORKING CAPITAL" shall mean the sum of (A) all current Purchased Assets of the Sellers as reflected on the Consolidated Closing Balance Sheet, minus the sum of (B) all current Assumed Liabilities of the Sellers as reflected on the Consolidated Closing Balance Sheet.

SECTION 2.07 POST-CLOSING AUDIT; DETERMINATION OF CONSOLIDATED CLOSING BALANCE SHEET.

            (A) Within five (5) business days of the Closing Date, the Sellers shall deliver to Buyer true and correct copies of all financial books and records of the Sellers necessary for Buyer to prepare a consolidated balance sheet of both Sellers dated as of the Closing Date. Within thirty (30) business days after receipt of such books and records from the Sellers, Buyer shall prepare (in accordance with the procedures set forth in Section 2.07(B) below), have audited (at Buyer's expense), and deliver to the Sellers a consolidated balance sheet reflecting all of the Purchased Assets and Assumed Liabilities of the Sellers dated as of the Closing Date (the "CONSOLIDATED CLOSING BALANCE SHEET"), from which Buyer shall compute the Net Equity and the Net Working Capital as of the Closing Date (which computations shall be set forth on, or attached to, the Consolidated Closing Balance Sheet).

            (B) The Consolidated Closing Balance Sheet shall be prepared in accordance with GAAP, applied on a basis consistent with Buyer's past accounting practices, and audited by Almich & Associates ("ALMICH") in accordance with Generally Accepted Auditing Standards ("GAAS")


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            (the "POST-CLOSING AUDIT"). Upon receipt of the Consolidated Closing
            Balance Sheet prepared by Buyer, Sellers shall have thirty (30) days in which to review it and either accept it or identify objections to it by written notice to Buyer. If, within thirty (30) days following delivery of the Consolidated Closing Balance Sheet to Sellers, Sellers have not given notice to Buyer of objections to the Consolidated Closing Balance Sheet (or of the related computation of Net Working Capital) (such notice shall be in writing and must contain a statement of the basis of Sellers' objections in reasonable detail), then the calculation of Net Working Capital as determined from the Consolidated Closing Balance Sheet shall be used in computing the Post-Closing Purchase Price Adjustment, if any. If exceptions or objections are noted by Sellers, Buyer, Sellers and their respective accountants shall meet to resolve the dispute. If such dispute has not been fully resolved within fifteen (15) business days after Sellers gave notice of an objection, then the issues remaining in dispute shall be submitted to one of the "Big Four" accounting firms with which neither Sellers nor the Buyer has a prior business relationship (the "ACCOUNTANTS") for resolution. If the issues are submitted to the Accountants for resolution: (i)
            Buyer and Sellers will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may reasonably request and are available to such party (or its accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants;
            (ii) the determination by the Accountants, as set forth in a written notice delivered to the parties within fifteen (15) business days following submission of the dispute to the Accountants, will be binding and conclusive on the parties; and (iii) Buyer, on the one hand, and Sellers, on the other hand, will each bear 50% of the fees of the Accountants for such determination. The Net Equity and the Net Working Capital for all purposes of this Agreement shall be as determined in accordance with this Section 2.07.

SECTION 2.08 EARN-OUT CONSIDERATION. Subject to the terms and conditions set forth in this Section 2.08, Buyer shall pay to LTU additional cash consideration as part of the Purchase Price, in an amount up to Two Million Dollars ($2,000,000) (the "EARN-OUT CONSIDERATION"), as follows:

      (a) NEW DIVISION. Following the Closing (as defined below), Buyer shall create a new operating division consisting solely of the Purchased Assets and the Assumed Liabilities as used in the operation of the Schools prior to the Closing (the "NEW DIVISION").

      (b) CALENDAR YEAR 2003. If the New Division achieves an amount of EBITDA in the calendar year ending December 31, 2003 equal to at least the 2003 EBITDA Target (as hereinafter defined), then Buyer shall pay to LTU, by wire transfer of immediately available funds to the same account number set forth next to LTU's name on Schedule 2.02 (or as otherwise instructed in writing by LTU), One Million Dollars ($1,000,000) (the "2003 EARN-OUT PAYMENT"); provided, however, that if the New Division does not achieve the 2003 EBITDA Target, but does achieve EBITDA of no less than negative $217,000 (the "EBITDA FLOOR") (i.e., an EBITDA loss which is no worse than such amount), then the 2003 Earn-Out Payment shall be One Hundred Thousand Dollars ($100,000), plus a proration amount so that for each full Thirty Thousand Dollars ($30,000) of EBITDA achieved above the EBITDA Floor, LTU shall receive an additional One Hundred Thousand Dollars ($100,000) or ten percent (10%) of the 2003 Earn-Out Payment. The following chart illustrates the amounts of the 2003 Earn-Out Payment at each relevant 10 percent (10%) threshold of New Division EBITDA:


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
            NEW DIVISION'S 2003 EBITDA      2003 EARN-OUT PAYMENT
            --------------------------      ---------------------
            ($217,001) or worse             Zero Earn-Out Payment

            ($217,000) to ($187,001)                     $100,000

            ($187,000) to ($157,001)                     $200,000

            ($157,000) to ($127,001)                     $300,000

            ($127,000) to ($97,001)                      $400,000

            ($97,000) to ($67,001)                       $500,000

            ($67,000) to ($37,001)                       $600,000

            ($37,000) to ($7,001)                        $700,000

            ($7,000) to $22,999)                         $800,000

            $23,000 to $52,999                           $900,000

            $53,000 or better                          $1,000,000

(c) CALENDAR YEAR 2004. If the New Division achieves an amount of EBITDA in the calendar year ending December 31, 2004 of at least the 2004 EBITDA Target (as hereinafter defined), then the Buyer shall pay to LTU, by wire transfer of immediately available funds to the same account number set forth next to LTU's name on Schedule 2.02 (or as otherwise instructed in writing by LTU), One Million Dollars ($1,000,000) (the "2004 EARN-OUT PAYMENT"); provided, however, that if the New Division does not achieve the 2004 EBITDA Target, but does achieve positive EBITDA of a lesser amount for such calendar year, then the 2004 Earn-Out Payment shall be prorated so that for each full Sixty-Four Thousand Dollars ($64,000) of EBITDA achieved, LTU shall receive One Hundred Thousand Dollars ($100,000) or ten percent (10%) of the 2004 Earn-Out Payment. The following chart illustrates the amounts of the 2004 Earn-Out Payment at each relevant 10 percent (10%) threshold of New Division EBITDA:

            NEW DIVISION'S 2004 EBITDA         2004 EARN-OUT PAYMENT
            --------------------------         ---------------------
            $63,999 or less                    Zero Earn-Out Payment

            $64,000 to $127,999                             $100,000

            $128,000 to $191,999                            $200,000

            $192,000 to $255,999                            $300,000

            $256,000 to $319,999                            $400,000

            $320,000 to $383,999                            $500,000

            $384,000 to $447,999                            $600,000

            $448,000 to $511,999                            $700,000

            $512,000 to $575,999                            $800,000

            $576,000 to $639,999                            $900,000

            $640,000 or more                              $1,000,000


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      (d)   DEFINITIONS.

            (i) For purposes of this Agreement, the "2003 EBITDA TARGET" shall mean Fifty-Three Thousand Dollars ($53,000), and the "2004 EBITDA TARGET" shall mean Six Hundred Forty Thousand Dollars ($640,000).

            (ii) For purposes of this Agreement, the term "EBITDA" shall mean the consolidated net income of the New Division for the period indicated, plus (A) interest expense, (B) income tax expense,
                  (C) depreciation expense, (D) amortization expense, and (E) any "non-recurring expense" mutually agreed to in advance in writing by both Buyer and LTU (provided that the writing evidencing such agreement is signed by an authorized representative of both LTU and Buyer, describes the "non-recurring expense" in reasonable detail and refers specifically to this Section 2.08(d)(ii)), each for the New Division for the same period. In the event of any controversy regarding the determination of EBITDA, EBITDA shall be determined in accordance with the past practices of Buyer as evidenced by Buyer's audited financial statements for its most recently ended fiscal year.

      (e)   FINANCIAL INFORMATION; DISPUTES.

            (i)   For so long as payments are required to be made under this
                  Section 2.08, Buyer shall deliver to LTU, as soon as available and in any event within 90 days after the end of each of the calendar years ending December 31, 2003 and December 31, 2004,
                  (A) an internally prepared balance sheet of the New Division as of such December 31, (B) an internally prepared statement of income and an internally prepared statement of cash flows of the New Division for such calendar year, and (C) together with Buyer's computation of the New Division's EBITDA for such period. In determining "EBITDA" for the New Division for purposes of this Section 2.08, (i) no "burden" shall be deducted for any employee benefits and employer paid taxes related to instructors of the Learning Tree Division for all periods prior to April 1, 2003, (ii) the "burden" of employee benefits and employer paid taxes related to instructors of the Learning Tree Division for all periods from and after April 1, 2003 shall equal 12.52% of all such instructors' gross compensation, and (iii) the "burden" of employee benefits and employer paid taxes for all other employees of the Learning Tree Division shall equal 21.0% of all such other employees' gross compensation. In determining "EBITDA" for the New Division for purposes of this Section 2.08, (with the exception of the provision for benefits of Learning Tree Division employees as set forth in the preceding sentence) no costs or expenses incurred by Buyer at its "Corporate Headquarters" shall be charged against the New Division's consolidated net income unless such costs or expenses relate solely to the operations of the New Division. By way of illustration only, if one or more of Buyer's employees were used to create budgets for the New Division, no portion of the salary or "burden" associated with such employee would be included in the operating expenses of the New Division unless such employee were employed solely and exclusively, on a full time basis, for the New Division. Additionally, for purposes of calculating "EBITDA" of the New Division, the portion of Gould's compensation which consists of "bonus" shall not be included as operating expenses of the New Division (provided, however, that all other components of Gould's compensation shall be included in the New Division's operating expenses). For purposes of this Section 2.08, the term "Corporate Headquarters" shall mean any location operated by the Buyer in which no students or other customers of Buyer receive goods or services.

            (ii) The financial statements to be provided to LTU pursuant to this Section 2.08 shall be prepared in accordance with GAAP, applied on a basis consistent with the Buyer's past practices. Upon receipt of the financial statements prepared by Buyer, LTU shall have thirty (30) days in which to review them and either accept them or identify objections to them by written notice to Buyer. If, within thirty (30) days following receipt of the financial statements by LTU, LTU has not given notice to Buyer of objections to the financial statements (or of the related computation of the New Division's EBITDA) (such notice shall be in writing and must contain a statement of the basis of LTU's objections in reasonable detail), then the calculation of the New Division's EBITDA as determined from the financial statements shall be used in computing the 2003 or 2004 Earn-Out Payment, as applicable. If exceptions or objections are noted by LTU, Buyer, LTU and their respective accountants shall meet to resolve the dispute. If such dispute has not been fully resolved within fifteen (15) business days after LTU gave notice of an objection, then the issues remaining in dispute shall be submitted to the Accountants for resolution. If the issues are submitted to the Accountants for resolution: (i) Buyer and LTU will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may reasonably request and are available to such party (or its accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a written notice delivered to the parties within fifteen (15) business days following submission of the dispute to the Accountants, will be binding and conclusive on the parties; and (iii) Buyer, on the one hand, and LTU, on the other hand, will each bear 50% of the fees of the Accountants for such determination. EBITDA for all purposes of this Agreement shall be as determined in accordance with this Section 2.08.

      (f)   PAYMENT

            Within five (5) business days of final determination of the New Division's EBITDA for each relevant calendar year in the manner set forth above, Buyer shall pay to LTU, by check or wire transfer of same day funds, an amount equal to the relevant Earn-Out Payment for such calendar year.

                              ARTICLE III. CLOSING

SECTION 3.01 CLOSING. Consummation of the purchase and sale of the Purchased Assets contemplated hereby is referred to herein as the "CLOSING," and the date on which the Closing takes place is referred to herein as the "CLOSING DATE." The Closing shall take place, as soon as practicable following satisfaction or waiver of all conditions precedent to the parties' obligations to close, at the offices of Buyer at 6 Hutton Centre Drive, Suite 400, Santa Ana, California. Delivery of documents at the Closing may be accomplished by facsimile, to be followed by delivery of originals by overnight courier of national reputation on the day after the Closing. The Closing shall be effective at 12:01 a.m. on the Closing

Date. Notwithstanding anything to the contrary, the parties hereby agree that for legal and accounting purposes following the Closing they will treat the Closing Date as having occurred on January 1, 2003.

SECTION 3.02 DELIVERIES BY SELLERS AND GOULD AT CLOSING. At the Closing, Sellers and Gould shall deliver or cause to be delivered to Buyer the following:

      (a) Certified resolutions of Sellers' Boards of Directors and, if required by applicable law, Sellers' stockholders or members, as applicable, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein;

      (b) a Duly executed Bill of Sale substantially in the form of Exhibit B hereto (the "BILL OF SALE") and such other instruments of conveyance as shall, in the opinion of Buyer and its counsel, be necessary to vest in Buyer title to the Purchased Assets;

      (c)   a Duly executed Assignment and Assumption Agreement;

      (d) An officers' certificate signed by the President and the Chief Financial Officer of each of the Sellers, or such other officers reasonably acceptable to Buyer, certifying (i) as to the representations, warranties and covenants of Sellers made herein as provided in Sections 8.01(a) and 8.01(c), and (ii) as to the absence of a material adverse change as provided in Section 8.01(b);

      (e)   [intentionally omitted];

      (f) Duly executed Assignment, Assumption and Amendment of Lease agreements for each of the Leased Facilities in Costa Mesa and Chatsworth, California in substantially the forms attached hereto as Exhibit C (the "LEASE ASSIGNMENTS");

      (g) A Non-Competition Agreement in substantially the form attached hereto as Exhibit D (the "NON-COMPETITION AGREEMENT"), executed by Sellers and Gould;

      (h) Any third party consents required or reasonably requested by Buyer in order to complete the transactions contemplated by this Agreement;

      (i) A full and complete release of all liens against the property or assets of the Sellers held by any creditor of the Sellers, except for the "Permitted Exceptions" (as defined in Section 5.07);

      (j) An Employment Agreement in the substantially the form attached hereto as Exhibit E (the "EMPLOYMENT AGREEMENT"), executed by Gould, regarding the employment of Gould by the Buyer following the Closing Date;

      (k) Evidence satisfactory to Buyer that all debts incurred through the Closing Date relating to the School, including lender and other payables, regulatory fines, repayment, refunds, and all known obligations or liens (other than Assumed Liabilities) have been satisfied and paid in full or will be satisfied and paid in full from the Cash Consideration immediately after the Closing; except for (i) any debts listed on Schedule 2.04, (ii) any amounts payable to Gould, and (iii) any amounts payable by LTU or LTUX to the other; and

      (l) Any other documents reasonably requested by Buyer and its counsel to effectuate the transactions contemplated hereby.

SECTION 3.03 DELIVERIES BY BUYER AT CLOSING. At the Closing, Buyer shall deliver or cause to be delivered the following:

      (a)   The Closing Payments to the Sellers;

      (b) Certified resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein;

      (c)   A duly executed Assignment and Assumption Agreement;

      (d) A duly executed Lease Assignments for each of the Third Party Leased Facilities;

      (e)   A duly executed Non-Competition Agreement;

      (f)   A duly executed Employment Agreement; and

      (g) Any other documents reasonably necessary to effectuate the transactions contemplated hereby.

                            ARTICLE IV. TERMINATION

SECTION 4.01 TERMINATION. This Agreement may be terminated only as follows and in each case only by written notice:

      (a) At any time prior to the Closing by mutual written consent of Gould, Sellers and Buyer;

      (b) Prior to the Closing, by Buyer if Sellers or Gould shall be in breach of any covenant, undertaking, representation or warranty contained herein, which breach either (a) materially misrepresents the business, operations or financial condition of the Sellers as of the date hereof, (b) causes a material adverse change in the business, operations or financial condition of the Schools or (c) prohibits the satisfaction of a condition to the Closing that if waived and not cured would result in a cost or expense to Buyer of an amount equal to or greater than $10,000; or

      (c) If the Closing has not occurred by 11:59 p.m., Pacific Time, on January 7, 2003, by Sellers and Gould (acting together) or by Buyer, by notice to all other parties, at any time thereafter and before the Closing; provided, however, that no party shall be entitled to terminate this Agreement pursuant to this Section 4.01(c) if such party's material breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

SECTION 4.02 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Buyer or Sellers in accordance with the applicable provisions above, this Agreement shall forthwith terminate upon notice thereof duly given in accordance with the provisions hereof, and there shall be no liability of any nature on the part of either Buyer, Sellers or Gould (or their respective officers or directors, if applicable) to the other, except for liabilities arising from a breach of this Agreement prior to such termination; provided, however, that Sellers' and Gould's obligations under the last sentence of Section 5.19 shall survive the termination of this Agreement; provided further, however, that the obligations of the parties pursuant to that certain letter agreement regarding confidentiality and nondisclosure dated as of July 9, 2002, shall survive the termination of this Agreement under Section 4.01; and provided further, however, that the maximum amount of damages for which Sellers, on the one hand, or Buyer, on the other hand, shall be liable for breach of this Agreement prior to termination shall be Six Hundred Thousand Dollars ($600,000.00) (inclusive of the retention of the Deposit by LTU if LTU is entitled to keep the Deposit pursuant to the penultimate sentence of this
Section 4.02). Notwithstanding the
foregoing, in the event of a termination of this Agreement, no party shall be liable to any other party for any punitive or exemplary damages. Upon the termination of this Agreement, LTU shall return the Deposit to Buyer within five
(5) business days; provided, however, that if Sellers and Gould terminate this Agreement pursuant to Section 4.01(c) following the failure of the Closing to occur on or before 11:59 p.m., Pacific Time, on January 7, 2003, which failure was caused exclusively by either (A) the failure or refusal of Buyer to consummate the Closing, or (B) the failure to occur of a condition to Closing which was solely in the control of Buyer, then (1) LTU shall be entitled to keep the full amount of the Deposit as liquidated damages under applicable California law and (2) the parties agree that it would be impracticable and difficult to fix the actual damages that LTU would sustain, and that the Deposit is a reasonable estimate of the amount of those actual damages, based upon the circumstances existing on the effective date of this Agreement. For purposes of the immediately preceding sentence only (i.e., determining whether the failure to occur of a condition to Closing was solely in the control of Buyer) and LTU's right to keep the Deposit following termination of the Agreement by Sellers and Gould pursuant to Section 4.01(c) (but not for purposes of determining whether Buyer is otherwise obligated to consummate the Closing), the deliveries required by Sellers pursuant to Sections 3.02(h) and 3.02(l) shall be deemed to have been given, and the Conditions to Closing set forth in Sections 8.01(b), 8.01(g) and 8.01(i) shall be deemed satisfied or waived, as of the date of this Agreement. Any retention of the Deposit by LTU is not intended as a forfeiture or penalty within the meaning of California Civil Code Sections 3275 or 3369.

       ARTICLE V. REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE GOULD

            As a material inducement to Buyer to enter into this Agreement, to purchase the Purchased Assets and to assume the Assumed Liabilities, each of the Sellers and the Gould, jointly and severally, hereby make the representations and warranties set forth in this Article V (a) as of the date hereof and (b) as of the Closing Date.

SECTION 5.01 ORGANIZATION AND CORPORATE POWER. Sellers are corporations, duly organized, validly existing and in good standing under the laws of the states set forth next to such entities' names in the introductory paragraph of this Agreement, the jurisdiction in which each is incorporated. Sellers have all requisite power and authority to own and operate their respective properties, to carry on their respective businesses as now conducted, to enter into this Agreement and to consummate the transactions contemplated hereunder. Sellers are duly qualified to do business in each jurisdiction in which the failure to be so qualified would have an adverse effect on the operation of such entities or the Schools. True and correct copies of Sellers' articles of incorporation and bylaws have been furnished to Buyer and reflect all amendments made thereto at any time prior to the date of this Agreement and the Closing Date.

SECTION 5.02 CAPACITY; AUTHORIZATION; BINDING EFFECT. Sellers have the power, legal capacity and authority to execute, deliver and perform this Agreement and each other document being executed in connection herewith to which it is a party. Sellers have the power, legal capacity and authority to transfer, convey and deliver the Purchased Assets, free and clear of all liens, claims, encumbrances, options, rights and restrictions, except as otherwise disclosed in
Schedule 5.07(c). All corporate and other proceedings required to be taken by or on the part of Sellers, including all action required to be taken by the directors or stockholders of Sellers, to authorize Sellers to enter into and carry out this Agreement and the related documents contemplated herein, have been duly and properly taken. This Agreement has been, and each of the related documents will be at Closing, duly executed and delivered by Sellers and constitute, or will when delivered constitute, the valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

SECTION 5.03 OWNERSHIP OF SCHOOLS. The Schools are owned and operated by LTU directly in the manner set forth in the Background of this Agreement, and no other Person has any ownership interest in the Schools. No other Person has any right, option, subscription or other arrangement to purchase or otherwise acquire any interest in the Schools. For purposes of this Agreement, the term "PERSON" shall include any individual, corporation, partnership, joint venture, trust, unincorporated association or government or any agency or political subdivisions thereof.

SECTION 5.04 NO CONFLICTS. The execution, delivery and performance of this Agreement and each other document being executed by Sellers and Gould in connection herewith, and the consummation by Sellers and Gould of the transactions contemplated hereby and thereby will not: (a) violate any provisions of law applicable to Sellers; (b) with or without the giving of notice or the passage of time, or both, conflict with or result in the breach of any provision of the articles of incorporation or bylaws of Sellers, or any instrument, license, agreement or commitment to which Sellers are a party or by which any of their respective assets or properties is bound, including the Material Assumed Contracts (as defined in Section 5.08 hereof); (c) constitute a violation of any order, judgment or decree to which Sellers is a party or by which any of its assets or properties is bound; or (d) require any approval of, or filing or registration with, any governmental entity or regulatory authority other than those set forth or described on Schedule 5.04 or Schedule 6.03 attached hereto.

SECTION 5.05 COMPLIANCE WITH LAWS; LICENSES AND PERMITS. Except as disclosed in
Schedule 5.05, Sellers are not in violation of any law, regulation or requirement of any governmental authority and Sellers do not have notice of any such violation. Sellers currently maintain all licenses, accreditations, certificates, permits, consents, authorizations and other governmental or regulatory approvals (the "LICENSES AND PERMITS") necessary for Sellers to conduct their respective businesses and the operations of the Schools as presently being conducted, including, without limitation, all requisite approvals for the educational and training programs currently offered from the Schools' institutional accrediting agency and the states in which the Schools operate. Sellers have duly filed all reports and returns required to be filed by them with respect to the Schools with governmental authorities and accrediting bodies and complied with all stipulations, conditions or other requirements that they have imposed. The Licenses and Permits for the Schools are in full force and effect, and no proceedings for the suspension or cancellation of any of them is pending or threatened. No application made by Sellers for any Licenses and Permits during the last five years has been denied. Schedule 5.05(a) attached hereto is a true, correct and complete list of all Licenses and Permits held by Sellers with respect to the Schools and the governmental authority or accrediting body granting such Licenses and Permits. Sellers have delivered to Buyer true and correct copies of all such Licenses and Permits. Sellers have received no notice that any of the Licenses and Permits will not be renewed and, to Sellers' knowledge, there is no basis for nonrenewal. The Schools are accredited as set forth on Schedule 5.05(b) attached hereto, and are authorized by the State of California to operate not-for-profit postsecondary educational institutions. Sellers have not received any notice, not previously complied with, in respect of any alleged violation of the rules or regulations of the DOE, any state licensing body, or any applicable accrediting body in respect of the Schools, including sales and marketing activities, or the terms of any program participation agreement to which it is or was a party. If any such notices have been received and complied with, Sellers have disclosed in writing their receipt and disposition to Buyer prior to the execution of this Agreement. Other than as set forth on Schedule 5.05(c) attached hereto, Sellers are not aware of any investigation or review of the Schools' student financial aid programs or any review of any School's state license or accreditation by any Person.

SECTION 5.06 RECRUITMENT; ADMISSIONS PROCEDURES; ATTENDANCE; REPORTS. Schedule 5.06(a) attached hereto is a complete list of all policy manuals and other statements of procedures or instruction relating to recruitment of students for the Schools at any time during the three previous years, including (a) procedures for assisting in the application by prospective students for direct or indirect state financial assistance; (b) admissions procedures, including any descriptions of procedures for insuring compliance with state or federal or other appropriate standards or tests of eligibility; (c) procedures for encouraging and verifying attendance, minimum required attendance policies, and other relevant criteria relating to course completion and certification, and (d) compensation of admissions representatives (collectively, the "POLICY GUIDELINES"). Sellers have delivered to Buyer true, correct and complete copies of all Policy Guidelines and all documents and other information disseminated to students or prospective students. Sellers' operations with respect to the Schools have been conducted in accordance with the Policy Guidelines and all relevant standards imposed by applicable accrediting bodies, agencies administering state or federal governmental programs in which Sellers participate, and other applicable laws or regulations. Sellers have submitted all reports, audits, and other information, whether periodic in nature or pursuant to specific requests, including, without limitation, all annual compliance audits and financial statements, for the Schools to all agencies or other entities with which such filings are required relating to its compliance with applicable accreditation standards governing its activities. Complete and accurate records for all present and past students attending the Schools have been maintained consistent with the operations of a school business. All forms and records with respect to the Schools have been prepared, completed, maintained and filed in accordance with all applicable federal and state laws and regulations, and are true and correct. All financial aid grants and loans, disbursements and record keeping relating thereto have been completed in compliance with all federal and state requirements, and there are no deficiencies in respect thereto. The Schools have complied with the legal requirements that no student at the Schools be funded prior to the date for which such student was eligible for funding. The records of each student at the Schools conform in form and substance to all relevant regulatory requirements.

          SECTION 5.07 TITLE TO AND CONDITION OF THE PURCHASED ASSETS.

      (a) LEASED FACILITIES. Except as identified on Schedule 5.07(b), the facilities described on Schedule 5.07(a) constitute the only real property used in connection with the operation of the Schools by Sellers (collectively, the "FACILITIES", and each individually a "FACILITY"). Attached separately to Schedule 5.07(a) are all the leases (together with all amendments thereto) for all Facilities leased from parties that are not Affiliates of the Sellers or Gould.

      (b) LAWS AND REGULATIONS; RECORDS. Except as set forth on Schedule 5.07(b), all of Sellers' operations with respect to the Schools are conducted at the Facilities, and all of the tangible Purchased Assets and records relating to intangible Purchased Assets of the Schools are located at the Facilities. Sellers are not under any contractual or other legal obligation, and have not entered into any commitment, to make capital improvements or alterations to the Facilities, except as set forth on Schedule 5.07(b). The Facilities are not subject to any zoning ordinance or other restrictions which would prohibit the use and enjoyment of the Facilities in the manner in which the Facilities are currently used and the Facilities are not subject to any condemnation proceedings. Each Facility and Sellers' use thereof is in compliance with all laws, including, without limitation, the Americans with Disabilities Act.

      (c) TITLE. Sellers own outright, and have good and marketable title to, all of the Purchased Assets, free and clear of all liens, claims and encumbrances, options, rights, and restrictions, other than as set forth on Schedule 5.07(c) and Schedule 5.09. All liens, claims and encumbrances, options, rights, and restrictions identified on
            Section 5.07(c) shall be released on or prior to the Closing as required pursuant to Section 3.02(i), except for such liens and encumbrances as are specifically identified on Schedule 5.07 (c) as the "Permitted Exceptions", which may remain following the Closing. All leases for tangible personal property used by Sellers in connection with the operation of the Schools (i) are valid and in full force and effect, (ii) are enforceable in accordance with their terms, and (iii) are capable of being assigned, and will in fact be assigned to Buyer, upon the execution and delivery by Buyer and Sellers of the Assignment and Assumption Agreement, other than as set forth on Schedule 5.07(c) Neither Sellers nor any of the other parties thereto is in default under any such lease, and no event, act or omission has occurred which (with or without notice, the passage of time or the happening or occurrence of any other event) would result in a default thereunder, other than as set forth on
            Schedule 5.07(c).

      (d) CONDITION OF PURCHASED ASSETS. The tangible Purchased Assets and properties of the Schools which are owned or leased by Sellers and used in connection with the operation of the Schools are in materially good operating condition, order and repair, useable in the ordinary course of business consistent with past practice and are sufficient and adequate for all current operations. Sellers have not received notice of any violation of or default under any law, ordinance, order, regulation or requirement relating to any of the Purchased Assets which remains uncured or has not been resolved.

      (e) TITLE; CONDITION AND QUALITY OF THE CURRICULUM. Sellers own outright, and have good and marketable title to, the Curriculum used in the Schools, free and clear of all encumbrances, and the execution of this Agreement will vest good and marketable title to the Curriculum in Buyer, free and clear of all encumbrances. No employee or Affiliate of Sellers or Gould or any other Person owns or has any interest, directly or indirectly, in any part of the Curriculum. Except as provided on Schedule 5.07(e), Sellers do not use any part of the Curriculum by consent of any other Person and are not required to and do not make any payments to others with respect thereto. No component of the Curriculum infringes or violates any copyright, patent, trade secret, trademark, service mark, registration or other proprietary right of any other Person, and Sellers' and Gould's past and current use of any part of the Curriculum does not infringe upon or violate any such right. To the knowledge of Gould, neither Sellers nor Gould have taken any action, or failed to take any action, to cause any part of the Curriculum to enter the public domain. The term "CURRICULUM," as used in this Agreement, means the curriculum used in the educational programs of the Schools in the form of computer programs, slide shows, texts, films, videos or any other form or media, including, without limitation, the following items: (1) course objectives, (2) lesson plans, (3) exams, (4) class materials (including interactive or computer-aided materials), (5) faculty notes, (6) course handouts,
            (7) diagrams, (8) syllabi, (9) sample externship and placement materials, (10) clinical checklists, (11) course and faculty evaluation materials, (12) policy and procedure manuals, and (13) other related materials. The Curriculum shall also include, without limitation, (a) all copyrights, copyright applications, copyright registrations and trade secrets relating to the above-listed items and (b) Revisions. The term "REVISIONS," as used in this Agreement, means all periodic updates or revisions to the Curriculum as developed or used by Sellers during their respective periods of operation of the Schools from the beginning of time through the Closing Date.

SECTION 5.08 ASSUMED CONTRACTS. Schedule 5.08 attached hereto lists each Assumed Contract of Sellers relating to the Sellers' operations of the Schools or to which any of the Purchased Assets is subject or bound that individually, or together as a series of related contracts involving the same party or parties, or the successors to such party or parties which: (a) obligates Sellers or any of their respective Affiliates to pay an amount of $10,000 or more, (b) has an unexpired term as of the date of this Agreement in excess of six months, (c) was not made in the ordinary course of business, or (d) is in any way otherwise material to the operation of the Schools (the "MATERIAL ASSUMED CONTRACTS"). Each Material Assumed Contract is valid and existing. The applicable Seller has duly performed all of its obligations under the Material Assumed Contracts to the extent that such obligations to perform have accrued, other than as set forth on Schedule 5.08. Sellers have not received written notice of any alleged breach or default, and no event which would (with the passage of time, notice or both) constitute a material breach or default by Sellers or any other party or obligor with respect thereto has occurred, other than as set forth on Schedule 5.08. True and correct copies of the Material Assumed Contracts, including all amendments and supplements thereto, are attached to Schedule 5.08. Each of the Material Assumed Contracts is (i) enforceable in accordance with its terms, and (ii) is capable of being assigned to Buyer and will in fact be assigned to Buyer upon the execution and delivery by Buyer and Sellers of the Assignment and Assumption Agreement, except as identified on Schedule 5.08. For purposes of this Agreement, the term "AFFILIATE" of any Person means any other Person who directly or indirectly controls, is controlled by, or is under common control with such Person.

SECTION 5.09 TRADENAMES; CONFIDENTIAL INFORMATION. All tradenames, trademarks or service marks and all forms, derivatives and graphic presentations thereof of Sellers having any value to the operation of the Schools are set forth or described on Schedule 5.09 attached hereto (collectively, the "TRADENAMES"). Sellers have the right to the use of each Tradename as an assumed business name in the states in which such Tradename is used, and Schedule 5.09 lists all registrations of each Tradename as a trademark, servicemark or assumed name. Sellers have not licensed any other Person to use any Tradename. Except as set forth on Schedule 5.09, Sellers have not been sued or threatened with suit for infringement, violation or breach with respect to any Tradename, and no basis exists for any such suit. Except as disclosed on Schedule 5.09, Sellers are not on notice of any infringement, violation or breach of the Tradename by any other Person. Except as set forth on Schedule 5.09, Sellers have the right to use and license, free and clear of any claims or rights of any third party, all trade secrets, customer lists, know-how, curricula and any other confidential information required for or used in the operation of the Schools. Sellers are not in any way making any unlawful or wrongful use of any trade secrets, customer lists, know-how, curricula or any other confidential information of any third party, including, without limitation, any former employer of any present or past employee of Sellers.

SECTION 5.10 FINANCIAL STATEMENTS; INDEBTEDNESS. Attached hereto as Schedule 5.10(a) are the following financial statements of Sellers: (a) compiled Balance Sheets for LTU at December 31, 2001, 2000 and 1999 and compiled Statements of Revenue and Expenses and Statements of Cash Flows for LTU for the years ended December 31, 2001, 2000 and 1999, together with the related notes thereto, (b) internally prepared Balance Sheets for LTUX at March 31, 2002, 2001 and 2000 and internally prepared Income Statements for LTUX for the years ended March 31, 2002, 2001 and 2000 (c) an internally prepared Balance Sheet for LTU at September 30, 2002 and internally prepared Statement of Revenue and Expenses and Statement of Cash Flows for LTU for the nine months ended September 30, 2002, and (d) an internally-prepared Balance Sheet for LTUX at September 30, 2002 and an internally prepared Income Statement for LTUX for the nine months ended September 30, 2002 (collectively, the "FINANCIAL STATEMENTS"). The basis of presentation of the Financial Statements is disclosed on Schedule 5.10(b) attached hereto or in the notes thereto. Except as disclosed on Schedule 5.10(b), the balance sheets included in the Financial Statements present fairly in accordance with GAAP the consolidated assets and liabilities of Sellers as of the respective dates thereof, and the related statements of revenue and expenses present fairly in accordance with GAAP the consolidated results of operations of Sellers for the respective periods covered thereby. The Financial Statements (i) have been prepared based upon the books and records of Sellers in a manner consistent with Sellers' standard internal accounting practices, consistently applied, and (ii) fairly present the consolidated financial position of Sellers as of the dates of such Financial Statements and the consolidated results of operations of Sellers for the periods covered by such Financial Statements. Except as disclosed on Schedule 5.10(b), Sellers have maintained the books and records of the Sellers in accordance with applicable laws, rules and regulations and with GAAP and GAAS, and such books and records are, and during the periods covered by the Financial Statements were, materially correct and complete, fairly reflecting the consolidated income, expenses, assets and liabilities of the Sellers. Except as set forth on
Schedule 5.10(b), on the date hereof, Sellers do not have any liabilities required to be set forth in a balance sheet prepared in accordance with GAAP and GAAS that were not included in the latest consolidated balance sheet included in the Financial Statements. Except as provided in Schedule 5.10(c), Sellers are not required to provide any letters of credit, guarantees or other financial security arrangements in connection with any transactions, approvals or licenses in the ordinary course of the Schools' business. As of the date hereof, Sellers have no indebtedness, liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, other than:

      1) those set forth or reserved against in the consolidated balance sheet as of September 30, 2002, to the extent set forth, reserved against or disclosed;

      2) those incurred since September 30, 2002 in the ordinary course of business of the Schools and consistent in nature with past practice, and in an aggregate amount of not more than $20,000 greater than the liabilities reflected on the consolidated balance sheet of the Sellers as of September 30, 2002; and

      3)    those described in the Schedules attached hereto;

provided, however, that the parties mutually acknowledge and agree that any liability of the Sellers which is included in the liabilities reflected on the Consolidated Closing Balance Sheet shall be deemed to have been included in the Schedules to this Agreement.

Except as set forth on Schedule 5.10(b), there exists no condition relating to the Schools, whether absolute, accrued, contingent or otherwise, which could have an adverse effect on the properties, business, Purchased Assets, results of operations or condition (financial or otherwise) of the Sellers or the Schools or which would prevent the operations of the Schools from being carried on in the future in substantially the same manner as they are presently being conducted. Except as set forth on Schedule 5.10(d) attached hereto, there are no long-term fixed or contractual liabilities relating to the operation of the Schools which are required to be assumed by Buyer in order to continue to operate the Schools as presently operated by Sellers, the annual expense of which are not reflected in the Financial Statements.

SECTION 5.11 RECEIVABLES. The Accounts Receivable, except to the extent of the allowance for doubtful accounts set forth in the Financial Statements, are bona fide receivables, arose out of arms' length transactions in the normal and usual practices of Sellers, are recorded correctly on the books and records of Sellers, and Sellers have no reason to believe that such Accounts Receivables will not be collected in full in the ordinary course of business within the ordinary time frame for such receivables. Such receivables are not subject to any defense, counterclaim or setoff or discounts or credits not reflected in the Financial Statements (other than tuition refund policies administered in accordance with all applicable legal requirements and the applicable Policy Guidelines, and as reflected in reserves or allowance for doubtful accounts shown on the Financial Statements), and (A) no facts or circumstances exist which would cause any of such Accounts Receivable to have to be written down or written off, and (B) since the date of most recent Balance Sheet included in the Financial Statements, Sellers have not discounted or sold any accounts receivable or any portion thereof (either to the debtor(s) or in connection with the sale of such receivables to a third party).

SECTION 5.12 INVENTORIES. Except as set forth in Schedule 5.12 attached hereto, the only inventories maintained by Sellers in connection with the operation of the Schools consist of supplies, books and program materials used in the ordinary course of business of the Schools and that (i) are reflected on the Financial Statements as "inventories", (ii) are reflected at cost (subject to the following sentence), (iii) are usable in the ordinary and regular course of business, (iv) are fit and sufficient for the purpose for which they were purchased, and, (v) are in customary amounts appropriate to Sellers' operations of the Schools. Except as set forth in Schedule 5.12 attached hereto, all excess or obsolete items have been written down to net realizable value or written off.

SECTION 5.13 LITIGATION. Except as set forth in Schedule 5.13 attached hereto,
(i) there are no actions, suits, proceedings, orders, investigations or claims pending or, to the knowledge of Sellers, threatened against or affecting the Schools or their respective operations at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality or accrediting body pertaining to or affecting Sellers or the Schools, (ii) neither Sellers, Gould nor the Schools is the subject of any governmental investigations or inquiries (including inquiries as to the qualification to hold or receive any of the Licenses and Permits with respect to the Schools) and (iii) to the knowledge of Sellers, there is no basis for any of the foregoing.

SECTION 5.14 INSURANCE. Schedule 5.14 attached hereto sets forth the insurance coverages maintained by Sellers on the Facilities, the Purchased Assets and the operations of the Schools, including all policies or binders of fire, extended coverage, general and vehicular, fidelity and fiduciary liability, workers' compensation, key-man life, general commercial liability and other insurance held by Sellers and all binders for insurance to be purchased on or before Closing, in order to replace policies expiring prior to the Closing or otherwise. Such policies and binders are in full force and effect, and there is no breach or default with respect to any provision contained in any such policy or binder, and all premiums, to the extent due and payable, have been paid or the liability therefor properly accrued. Except as set forth in Schedule 5.14 attached hereto, there are no claims pending or threatened under any of said policies pertaining to the Schools or disputes with underwriters regarding coverage under such policies pertaining to the Schools. Except as set forth on
Schedule 5.14, neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, will result in the loss to Sellers of any of the insurance policies listed or impair the rights of Sellers with respect to liabilities arising in connection with the operation of the Schools prior to the Closing.

SECTION 5.15 ENVIRONMENTAL MATTERS. Sellers have not generated, transported, stored, treated or disposed, nor have Sellers allowed or arranged for any third persons to transport, store, treat or dispose, any hazardous substance to or at:
(a) any location other than a site lawfully permitted to receive such hazardous substance for such purposes; or (b) any location designated for remedial action pursuant to federal, state or local statute and relating to the environment or waste disposal; nor have Sellers performed or arranged for or allowed by any method or procedure such transportation or disposal in contravention of any laws or regulations or in any other manner which may result in liability for contamination or threat of contamination of the environment. No generation, use, handling, storage, treatment, release, threat of release, discharge, spillage or disposal of any hazardous substance, has occurred or is occurring at the Facilities or any other facilities or properties owned or operated by the Sellers in connection with their operation of the Schools. Sellers have not received notification, nor are they aware of, any past or present failure by Sellers to comply with any environmental laws, regulations, permits, franchises, licenses or orders applicable to the Schools or its operations. Sellers have not received any notification, nor are they aware of, any past or present failure to comply with any environmental laws, regulations, permits, franchises, licenses or orders applicable to their respective operations of the Schools which may result in judicial, regulatory or other legal proceedings having a material adverse impact on the operations of the Schools or result in the imposition of any lien, claim, assessment or other encumbrance against the Sellers or the Purchased Assets. To the knowledge of Sellers or Gould, the Facilities do not contain asbestos or polychlorinated biphenyls or any underground storage tanks. Sellers acknowledge that Buyer is not assuming any of Sellers' liabilities with respect to the matters addressed in this Section 5.15 and that any liabilities of Sellers related to the matters addressed herein are Excluded Liabilities.

SECTION 5.16 EMPLOYEE BENEFIT PLANS. Schedule 5.16 attached hereto sets forth a complete accurate and detailed description of all of Sellers' employee welfare and benefit plans ("PLANS"). Sellers acknowledge that Buyer is assuming none of the Plans operated by Sellers. Sellers have never sponsored, administered or contributed to any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1976, as amended ("ERISA"), that is subject to Title IV of ERISA. There are no accrued liabilities under any Plans, programs or practices maintained on behalf of the employees of the Schools which are not provided for on its books or in the Financial Statements or which have not been fully provided for by contributions to such Plans, programs or practices. As of the date hereof, Sellers do not maintain any employee welfare benefit plans, as defined in Section 3(1) of ERISA, which provide post-retirement benefits to former employees of the Schools and to current employees of the Schools after their termination of employment (including, without limitation, medical and life insurance benefits), other than as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and interpreted by regulations thereunder ("COBRA"). Sellers shall provide any notices required under COBRA for events occurring on or prior to the Closing Date and shall provide all benefits required pursuant to COBRA in connection therewith.

SECTION 5.17 EMPLOYMENT MATTERS. Sellers are in compliance with all federal, state and local laws, rules and regulations affecting employment and employment practices with respect to the Schools, including terms and conditions of employment, employment discrimination and wages and hours, and Sellers are not engaged in any unfair labor practices with respect to employees of the Schools. Except as listed on Schedule 5.17, there are no complaints against Sellers with respect to employees of the Schools pending before the National Labor Relations Board or any similar state or local labor agency. There are no labor strikes, slow-downs or stoppages or other labor troubles pending or threatened with respect to any employees of the Schools. No labor organization activities have occurred with respect to employees of the Schools during the past three years. There are no collective bargaining agreements binding on Sellers relating to the operation of the Schools. No grievances have been asserted against Sellers with respect to employees of the Schools and Sellers have not experienced any work stoppage by their respective employees at the Schools during the last three years.

SECTION 5.18 TAX MATTERS. Except as disclosed on Schedule 5.18, Sellers and Gould have completed and filed on or before the due dates thereof or within applicable extension periods all returns for Taxes required to be filed with respect to the operations of the Sellers and the Schools, and such returns are true and correct. Sellers and/or Gould, as applicable, have paid all Taxes shown to be due and payable on such returns to the extent that the same have become due and payable on or before the Closing. Neither Sellers nor Gould is a party to, nor expected to become a party to, any pending or threatened action or proceeding, assessment or collection of Taxes by any governmental authority relating to the operations of the Schools.

SECTION 5.19 BROKERS OR FINDERS. No agent, broker, investment banker or other firm or person retained by Sellers or Gould is or will be entitled to any broker's or finder's fee or any similar commission or fee in connection with any of the transactions contemplated by this Agreement, except for Pacific Gemini Partners ("BROKER"), the responsibility for the payment of whose fee shall be solely and exclusively that of Sellers and Gould. Sellers and Gould, jointly and severally, agree to defend, indemnify and hold harmless Buyer and its Affiliates from and against any and all claims arising in connection with its or their discussions and/or use of the services of Broker or any other finder or broker.

SECTION 5.20 ABSENCE OF CERTAIN CHANGES. Except as contemplated by this Agreement or as set forth on Schedule 5.20 attached hereto, since September 30, 2002, there has not been, occurred or arisen with respect to the Schools:

      (a) any sale, lease, transfer, abandonment or other disposition of any right, title or interest in or to any of the properties or assets used in connection with the operations of the Schools (tangible or intangible), except for any single sale, lease, transfer or abandonment of any asset or property valued at less than $5,000 which was conducted in the ordinary course of business;

      (b) (i) any approval or action to put into effect any increase in any compensation or benefits payable to any employee, agent or officer of Sellers employed or providing services in connection with the operation of the Schools or any payment, grant or accrual to or for the benefit of any such employee, agent or officer of any bonus, service award, percentage compensation or other benefit, (ii) any adoption or amendment of any Plans, or any severance agreement or employment contract to which any such employee, agent or officer of Sellers is a party or (iii) any entering into of any employment, deferred compensation or other agreements with respect to bonuses, service awards, percentage compensation or other benefits with any such employee, agent or officer;

      (c) any materially adverse change in the financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves or operations of the Schools;

      (d) any damage, destruction or loss to the assets, business or operations of the Schools in excess of $10,000 in the aggregate , whether or not covered by insurance;

      (e) any change in the business policies or practices of the Schools or a failure to operate the business of the Schools in the ordinary course with a view to (i) preserving such business intact, (ii) retaining the services of the present officers, employees and agents of Sellers employed or providing services in connection with the operation of the Schools, and (iii) preserving the business relationships of the Schools with, and the goodwill of, students, sales representatives, suppliers, accrediting bodies, governmental authorities and others;

      (f) any agreement, whether in writing or otherwise, to take any action described in this Section 5.20; or

      (g) any withdrawal, revocation or denial of accreditation, or order to show cause why accreditation should not be revoked, or any revocation, termination or denial of license to operate, , for the Schools, or any program offered by the Schools.

SECTION 5.21 DELIVERY OF DOCUMENTS. True and complete copies of all documents, instruments, agreements and records of Sellers relating to the Purchased Assets, the Assumed Liabilities, the representations and warranties of Sellers and the Gould contained in this Agreement and/or the operation of the Schools have been delivered to Buyer or will be delivered to Buyer as of the Closing Date.

SECTION 5.22 ACCREDITING BODY AND GOVERNMENTAL APPROVALS. To the knowledge of Sellers, there exist no facts or circumstances attributable to Sellers or the Schools that would cause the DOE, or any other governmental authority or accrediting body (including, without limitation, the Accrediting Counsel for Continuing Education & Training (hereinafter, "ACCET")) whose authorization, consent or similar approval is required for the consummation of the transactions contemplated by this Agreement or the operation of the Schools after the Closing Date, to refuse to deliver such authorization, consent or similar approval.

SECTION 5.23 CAPITALIZATION AND VOTING RIGHTS. Gould is the owner of all of the issued and outstanding capital stock of LTUX in the amounts set forth on
Schedule 5.23, free and clear of any liens or encumbrances or other rights in favor of any third party. Neither Gould nor LTUX are a party or subject to any agreement or understanding which affects or relates to the voting or giving of written consents with respect to any security of LTUX. The membership of the Board of Directors of LTU is set forth on the attached Schedule 5.23 and LTU has no "members" as such term is defined in the California Corporations Code.

SECTION 5.24 CORPORATIONS CODE COMPLIANCE. Sellers have complied with, or concurrently with the execution of this Agreement will comply with, all of the requirements of the California Corporations Code, including, without limitation, Sections 5910, 5911, 5912 and 5913 thereof, to the extent that such sections are applicable to Sellers. Any and all filing made with the Attorney General of the State of California have been and will be true and correct in all material respects.

SECTION 5.25 DISCLOSURE. To the knowledge of Sellers, neither this Agreement nor any of the schedules, exhibits, attachments, documents, certificates or other items prepared or supplied to Buyer by or on behalf of Sellers and Gould with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make any such other statements not misleading in light of the circumstances in which such statements were made. There is no currently existing fact or circumstance of which Gould is aware which Gould has not disclosed to Buyer in writing which has had or is reasonably likely to have a material adverse effect upon the existing or expected financial condition, operating results, assets, employee relations, accreditation, reputation or business of the Schools.

              ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF BUYER

            As a material inducement to Sellers and Gould to enter into this Agreement and to sell the Purchased Assets, Buyer hereby represents and warrants that:

SECTION 6.01 ORGANIZATION AND CORPORATE POWER. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, the jurisdiction in which it is incorporated. Buyer has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereunder.

SECTION 6.02 CAPACITY; AUTHORIZATION; BINDING EFFECT. Buyer has the power, legal capacity and authority to execute, deliver and perform this Agreement and each other document being executed in connection herewith to which it is a party. All corporate and other proceedings required to be taken by or on the part of Buyer to authorize Buyer to enter into and carry out this Agreement and the related documents contemplated herein, have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and constitutes valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

SECTION 6.03 NO CONFLICTS. The execution, delivery and performance of this Agreement and each other document being executed by Buyer in connection herewith, and the consummation by Buyer of the transactions contemplated hereby and thereby will not: (a) violate any provisions of law applicable to Buyer; (b) with or without the giving of notice or the passage of time, or both, conflict with or result in the breach of any provision of the articles of incorporation or bylaws of Buyer (as heretofore amended), any instrument, license, agreement or commitment to which Buyer is a party or by which any of its assets or properties is bound; (c) constitute a violation of any order, judgment or decree to which Buyer is a party or by which any of its assets or properties is bound; or (d) require any approval of, or filing or registration with, any governmental entity or regulatory authority other than those set forth or described on Schedule 5.04 attached hereto or
Schedule 6.03 attached hereto.

SECTION 6.04 BROKERS OR FINDERS. Buyer represents that no agent, broker, investment banker or other firm or person retained by Buyer is entitled to any broker's or finder's fee or any similar commission or fee in connection with any of the transactions contemplated by this Agreement.

                             ARTICLE VII. COVENANTS

SECTION 7.01 COVENANTS OF SELLERS AND GOULD PRIOR TO THE CLOSING. Sellers and Gould covenant and agree with Buyer that, from and after the date hereof and until the earlier of the Closing Date or the termination of this Agreement pursuant to Article IV hereof, Sellers and Gould (i) shall use their best efforts to attempt to fulfill or satisfy, or cause to be fulfilled or satisfied, all of the conditions precedent to Sellers' and Buyer's obligations to consummate and complete the sale provided herein and to take all other steps and do all other things required to consummate this Agreement in accordance with its terms (including, without limitation, making all appropriate regulatory filings and taking all reasonable actions requested or required by the Attorney General of the State of California and/or other applicable regulatory authorities), (ii) shall not interfere with the performance by Buyer of its obligations under this Agreement, (iii) shall not fail to pay any Taxes, assessments, governmental charges or levies imposed upon it or its income, profits or assets or otherwise required to be paid by it, (iv) shall not make any capital expenditure in excess of $15,000 without Buyer's prior written consent, (v) shall not engage in any sale or discount of Sellers' Accounts Receivable (whether by discount to the debtors or by sale to any third party), (vi) shall promptly notify Buyer (A) of any notice from any governmental or regulatory agency or authority, (B) of any fact or circumstance which would make any representation or warranty set forth herein untrue or inaccurate as of the Closing Date, or (C) any planned or threatened labor dispute, organization efforts, strike or collective work stoppage affecting the employees of Sellers and (vii) shall not take any action that would cause Buyer to be unable to obtain good and marketable title to the Purchased Assets to be transferred to Buyer at the Closing (including pledging any of such assets as security for obligations of Gould or Sellers). Until the termination of this Agreement, Sellers and Gould will not directly or indirectly solicit, respond to or negotiate with or release any information relative to the Sellers or the Schools to any potential buyer other than Buyer.

SECTION 7.02 COVENANTS OF BUYER PRIOR TO THE CLOSING. Buyer covenants and agrees with Sellers that from and after the date hereof and until the earlier of the Closing Date or the termination of this Agreement pursuant to Article IV hereof, Buyer (i) shall use its best efforts to fulfill or satisfy, or to cause to be fulfilled or satisfied, all of the conditions precedent to Sellers' and Buyer's obligations to consummate and complete the sale provided herein and to take all other steps and do all other things reasonably required to consummate this Agreement in accordance with its terms (including, without limitation, providing to Sellers' landlords all financial and other information reasonably requested by such landlords to effectuate the assignment of Sellers' facility leases), and
(ii) shall not interfere with the performance by Sellers of its obligations under this Agreement.

SECTION 7.03 CLOSING AND POST-CLOSING COVENANTS.

      (a) FURTHER ASSURANCES. From time to time after the Closing, (i) Sellers and Gould will execute and deliver such instruments of conveyance, sale or assignment as Buyer may reasonably request, to more effectively vest, confirm or evidence Buyer's title to or rights in any of the Purchased Assets and to otherwise carry out the purpose and intent of this Agreement, and (ii) Buyer will execute and deliver such instruments as Sellers may reasonably request to more effectively assure the assignment to and assumption by Buyer of the obligations and liabilities of Sellers to be assumed by Buyer pursuant to this Agreement and to otherwise carry out the purpose and intent of this Agreement.

      (b) MUTUAL COOPERATION. The parties shall use reasonable efforts to cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken to consummate the transactions contemplated hereby and transition management and ownership of the Schools from Sellers to Buyer. Before and after the Closing, Sellers and Gould shall use their best efforts to assist Buyer in obtaining any required accreditation reasonably necessary for Buyer's operation of the Schools, including furnishing Buyer such information and assistance as Buyer may request in connection with its preparation of filings, submissions or accreditation applications to any governmental agency in connection with the transactions contemplated hereby.

      (c) ACCESS TO EMPLOYEES. From and after the Closing, each of Buyer and Sellers (the "REQUESTED PARTY") shall afford to the other party (the "REQUESTING PARTY"), its officers, counsel, accountants and other authorized representatives reasonable access to the Requested Party's employees who formerly were or currently are employed by the Requested Party, without cost to the Requesting Party (other than payment of out-of-pocket costs not including personnel costs) and as reasonably required by the Requesting Party in connection with (i) any claim, action, litigation or other proceeding involving Sellers, Buyer or the Schools, and (ii) the preparation of the Post-Closing Audit. Each party shall use its best efforts to cause such employees to cooperate with and assist the Requesting Party in its prosecution or defense of such claims, actions, litigation and other proceedings, which cooperation shall include, without limitation, preparing and providing written and oral discovery and attending and testifying at depositions, hearings, motions and trials, all as necessary in the reasonable opinion of the Requesting Party or its counsel. Any such access shall take place only during normal business hours in such a manner as not to interfere unreasonably with the operation of the business of the other party.

      (d) SATISFACTION AND PAYMENT OF THE EXCLUDED LIABILITIES. Sellers and Gould shall pay and satisfy, or cause to be paid and satisfied, all debts of Sellers incurred prior to the Closing Date relating to the Schools that constitute the Excluded Liabilities, except for (i) any debts listed on Schedule 2.04, (ii) any amounts payable to Gould, and (iii) any amounts payable by LTU or LTUX to the other.

      (e) Attached hereto as Schedule 7.03(e) is a capital expenditures budget for the existing Schools of the New Division for the calendar years 2003 and 2004 (the "Capital Expenditures Budget"). The Capital Expenditures Budget has been prepared by Gould and reflects Gould's best estimate of all capital expenditures that will be reasonably required by the New Division to meet the 2003 EBITDA Target and the 2004 EBITDA Target set forth above. Buyer has reviewed and approved the Capital Expenditures Budget as of the date of this Agreement based on the information in Buyer's possession at such time. The parties mutually acknowledge and agree that Buyer has the right to make any and all capital expenditure decisions for the New Division as it deems reasonable and prudent, in its sole discretion, as of the time such capital expenditures are made during calendar years 2003 and 2004.

SECTION 7.04 EXCISE AND PROPERTY TAXES. Sellers and Gould shall pay all Taxes arising out of the transfer of the Purchased Assets. Each of Buyer and Sellers shall pay its respective portion, prorated as of the Closing, of state and local real and personal property taxes of the business of the Schools.

SECTION 7.05 ADMINISTRATION IN ACCORDANCE WITH ACCREDITATIONS. From and after the date of this Agreement through the Closing Date, Sellers, at Sellers' sole cost and expense, shall administer and operate the Schools in accordance with all federal and state laws, statutes, rules and regulations and in accordance with all permits, accreditations, authorizations and agreements issued by or entered into with any federal, state or local governmental or quasi-governmental entity in any way regulating or otherwise relating to the administration and operation of the Schools. Subject to the terms and provisions of this Agreement, Buyer and Sellers shall work together cooperatively and in good faith to obtain any and all approvals from the DOE, any state education regulatory authority and any other governmental or quasi-governmental entity that may be necessary or appropriate to vest in Buyer at the Closing the right and authority in all material respects to administer and operate the Schools and to release Sellers from further liability or obligations in connection with the administration or operation of the Schools.

SECTION 7.06 ACCESS AND MAINTENANCE OF RECORDS. From and after the Closing, each of Buyer and Sellers (the "REQUESTED PARTY") shall afford to the other party (the "REQUESTING PARTY"), its officers, counsel, accountants and other authorized representatives and regulatory authorities access to its properties, books and records, including those maintained by its accountants, at any time and from time to time upon reasonable notice from the Requesting Party, as reasonably required by the Requesting Party in connection with (i) performance by the Requesting Party of any of its obligations under the terms and conditions of this Agreement, including, without limitation, any liability or obligation of Sellers not assumed by Buyer pursuant to this Agreement, (ii) any claim, action, litigation or other proceeding involving the Requesting Party or the Schools,
(iii) the Requesting Party's preparation of its financial statements and Tax returns, (iv) any other essential business purpose of the Requesting Party. In addition, the Requesting Party, at its expense, may make copies of any such records as may be necessary or appropriate for the Requesting Party's use. Each party shall maintain all such records in accordance with, and subject to all restrictions imposed by, all laws, rules and regulations. Any such access shall take place only during normal business hours in such a manner as not to interfere unreasonably with the operation of the business of the other party.

SECTION 7.07 EMPLOYMENT MATTERS.

      (a) Buyer and Sellers agree that Buyer has not assumed and shall not assume any obligations to (or regarding the employment of) any Persons previously or currently employed by Sellers. As of the close of business on the day prior to the Closing Date, Sellers shall terminate all of their respective employees employed at the Schools in accordance with all applicable laws and, prior to the Closing, shall provide any required notices in a timely manner in connection therewith. All of Sellers' obligations for compensation, wages, bonuses, severance pay, vacation time, pay in lieu of vacation, sickness and accident benefits, leaves of absence, and similar employee benefits accrued as of the Closing shall be paid by Sellers as of the day prior to the Closing Date.

      (b) Buyer may, at its option and in its sole and absolute discretion (and consistent with its standard hiring and employment practices), offer employment to any current or former employee of Sellers on such terms and conditions as may be mutually agreed upon by Buyer and such employees. Sellers shall use its best efforts to assist Buyer in hiring any such employees with respect to whom Buyer elects to offer employment. Sellers shall not take any action, directly or indirectly, to prevent or discourage any such employee from being employed by Buyer after the Closing Date and shall not solicit, invite, induce or entice any such employee to remain in the employ of Sellers or otherwise attempt to retain the services of any such employee, except with the prior written consent of Buyer.

      (c) Notwithstanding any possible inferences to the contrary, neither Sellers nor Buyer intends for this Section 7.07 to create any rights or obligations except as between Sellers and Buyer, and no past, present or future employees of Sellers or Buyer shall be treated as third-party beneficiaries of this Section 7.07.

                      ARTICLE VIII. CONDITIONS TO CLOSING

SECTION 8.01 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. The obligation of Buyer to complete the purchase of Purchased Assets as provided for herein is subject to the fulfillment or satisfaction on or before the Closing Date of each of the conditions set forth below, any of which may be waived by Buyer in writing.

      (a) All representations and warranties of Sellers contained in this Agreement or in any certificate or other document delivered to Buyer pursuant hereto shall be accurate, complete, true and correct as of the Closing Date with the same effect as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a particular date), and Buyer shall have received a certificate signed by a duly authorized officer of Sellers to such effect;

      (b) There shall have been no material adverse change in the condition (financial or otherwise), assets, liabilities (absolute, accrued, contingent or otherwise), prospects, earning power, commercial relationships, reserves, business or operations of the Sellers or any of the Schools from and after the date of this Agreement;

      (c) Sellers shall have performed all of the obligations, covenants and agreements contained in this Agreement to be performed by Sellers on or before the Closing Date, and Buyer shall have received a certificate signed by a duly authorized officer of Sellers to such effect;

      (d) All instruments and documents required on Sellers' part to effectuate and consummate the transactions contemplated hereby as of the Closing, including all those deliveries described in Section 3.02, shall be delivered by Sellers and Gould and shall be in form and substance reasonably satisfactory to Buyer and its counsel;

      (e) No law or order shall have been enacted, entered, issued, promulgated or entered by any governmental entity which prohibits or restricts the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions;

      (f) Sellers and Buyer shall have obtained all required regulatory approvals that are capable of being obtained prior to Closing, including, but not limited to, all registrations, licenses, permits and approvals required by any governmental entity or agency or other regulatory body to operate the Schools in the State of California;

      (g) Buyer shall be reasonably satisfied that, with respect to all required regulatory approvals that are not capable of being obtained prior to Closing, Buyer will be able to obtain all such other required regulatory approvals within a reasonable time period after the Closing Date without material expense or undue burden;

      (h) The Schools shall have received all required accreditation approvals and shall have received from all current accrediting agencies or bodies which accredit the Schools (with the exception of ACCET, the approval for which shall be obtained after the Closing) approval of the change of ownership of the Schools, and shall not have received from and after the date of this Agreement any "show cause" letter or other notice which would tend to call into question the validity of such accreditation or the ability of the Schools to maintain such accreditation in good standing at any time after the Closing Date;

      (i) All third party consents required by the transactions contemplated hereby shall have been obtained (including, without limitation, all necessary consents of other parties to the Material Assumed Contracts);

      (j) Buyer shall have received satisfactory evidence that all liens (other than the Permitted Exceptions) on the Purchased Assets have been terminated and completely released of record;

      (k) Buyer shall have received from the landlords of the Facilities executed estoppel certificates and consents to the Lease Assignments;

      (l) Buyer shall have received a certificate of the Secretary of LTU setting forth (A) that the transactions contemplated by this Agreement have been approved by the Board of LTU, that the notice required by Section 5913 of the California Corporations Code has been given, and (B) that the Attorney General for the State of California has declined to object to such transactions during the statutory review period therefor; and

      (m) Seller shall have provided evidence satisfactory to Buyer that all debts incurred through the Closing Date relating to the School, including lender and other payables, regulatory fines, repayment, refunds, and all known obligations or liens (other than Assumed Liabilities) have been satisfied and paid in full or will be satisfied and paid in full from the Cash Consideration immediately after the Closing, except for (i) any debts listed on Schedule 2.04,
            (ii) any amounts payable to Gould, and (iii) any amounts payable by LTU or LTUX to the other.

SECTION 8.02 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS. The obligation of Sellers and Gould to complete the sale of the Purchased Assets as provided for herein is subject to the fulfillment or satisfaction on or before the Closing Date of each of the conditions set forth below, any of which may be waived by Sellers or Gould in writing.

      (a) All representations and warranties of Buyer contained in this Agreement or in any certificate or other document delivered to Sellers pursuant hereto shall be complete, true and correct in all material respects as of the Closing Date, and Sellers shall have received a certificate signed by a duly authorized officer of Buyer to such effect;

      (b) Buyer shall have performed all of the obligations, covenants and agreements contained in this Agreement to be performed by Buyer on or before the Closing Date, and Sellers shall have received a certificate signed by a duly authorized officer of Buyer to such effect;

      (c) All instruments and documents reasonably required on Buyer's part to effectuate and consummate the transactions contemplated hereby, including those described in Section 3.03, shall be delivered by Buyer and shall be in form and substance reasonably satisfactory to Sellers and Gould and their respective counsels;

      (d) No law or order shall have been enacted, entered, issued, promulgated or entered by any governmental entity which prohibits or restricts the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions; and

      (e) The Sellers shall have complied with their obligation to give appropriate notice under the California Corporations Code and the Attorney General for the State of California shall have approved such transaction or shall have declined to object to such transactions during the statutory review period therefor.

                           ARTICLE IX. MISCELLANEOUS

SECTION 9.01 BINDING EFFECT. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Neither this Agreement, nor the obligations of any party hereunder, shall be assignable or transferable by any such party without the prior written consent of all parties hereto, except that Buyer may assign its rights and obligations hereunder to an Affiliate. No assignment of any right or delegation of any duty shall relieve the assignor or delegator of any liabilities hereunder, except to the extent, if any, so provided in a writing signed by the obligee(s).

SECTION 9.02 NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be given or made (a) by personal delivery, (b) by a nationally recognized courier service for overnight delivery, charges prepaid, or (c) by registered or certified mail, postage prepaid, return receipt requested, in each case addressed if to Buyer, at:

                       Corinthian Colleges, Inc.
                       6 Hutton Centre Drive, Suite 400
                       Santa Ana, California 92707
                       Attention: David Moore and Stan A. Mortensen, Esq.
                       Facsimile: (714) 427-3013

                  with each such notice to Buyer, a copy to:

                       O'Melveny & Myers LLP
                       610 Newport Center Drive, Suite 1700
                       Newport Beach, California 92660
                       Attention: David A. Krinsky, Esq.
                       Facsimile: (949) 823-6994
                  if to Sellers or the Gould, at:

                       Learning Tree University, Inc.
                       LTU Extension, Inc.
                       Michael Gould
                       c/o Dan Bergman
                       Warner Center Plaza V
                       21800 Oxnard St.
                       Suite 790
                       Woodland Hills, CA 91367-3678
                       Facsimile: (818) 999-9184

                  with each such notice to Sellers and/or Gould, a copy to:

                       David C. Ruth
                       Stowell, Zeilenga & Ruth LLP
                       2815 Townsgate Road
                       Suite 330
                       Westlake Village, CA 91361
                       Facsimile: 805-446-1490

or at such other place as the party to whom such notice of communication is to be addressed may have designated to the other parties by notice conforming to this Section 9.02. Notices shall be deemed effective and received (i) on the actual receipt in the case of hand delivery, (ii) on the next business day after deposit in the case of notices by nationally recognized overnight courier services, or (iii) on the third business day after the date of mailing in the manner set forth herein. As used herein, notice to a party shall include concurrent notice to that party's counsel as set forth herein.

SECTION 9.03 ENTIRE AGREEMENT. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations, representations, warranties and discussions of the parties, whether oral or written; and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

SECTION 9.04 NATURE AND SURVIVAL OF REPRESENTATIONS. The representations, warranties, covenants and agreements of Buyer, Sellers and Gould contained in this Agreement, and all statements contained in this Agreement or any Exhibit or Schedule hereto or any certificate or financial statement delivered pursuant to this Agreement, shall be deemed to constitute representations, warranties, covenants and agreements of the respective party delivering the same. All such representations, warranties, covenants and agreements shall survive the Closing for a period of three (3) years.

SECTION 9.05 RISK OF LOSS OR DAMAGE; INSURANCE. It is understood and agreed that all right, title and interest in and to the Purchased Assets and all risk of loss or damage thereto shall not pass from Sellers to Buyer unless and until the Closing occurs whereupon all risk of loss or damage shall pass to Buyer. In the event of a casualty or condemnation in respect of any of the Purchased Assets prior to the Closing,

Buyer shall have the right, at its sole option, to elect either (a) to terminate this Agreement or (b) to accept the insurance proceeds in respect of such casualty or condemnation and proceed to close otherwise in accordance with the terms and conditions of this Agreement. Sellers agree to maintain the insurance currently carried with respect to the Purchased Assets until the Closing Date.

SECTION 9.06 WAIVER. No waiver shall be deemed to have been made by any party of any of its rights hereunder unless the same shall be in writing and shall be signed by the waiving party. Such a waiver, if any, shall be a waiver only in respect to the specific instance involved and shall in no way impair the rights of the waiving party or the obligations of any other party in any other respect at any other time.

SECTION 9.07 GOVERNING LAW. This Agreement shall be construed and interpreted according to the substantive laws of the State of California without giving effect to the principles of conflicts of law thereof.

SECTION 9.08 HEADINGS. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

SECTION 9.09 COUNTERPARTS. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 9.10 SEVERABILITY. In the event that any one or more terms or provisions hereof shall be held void or unenforceable by any court or arbitrator, all remaining terms and provisions hereof shall remain in full force and effect.

SECTION 9.11 TIME IS OF THE ESSENCE. Sellers, Gould and Buyer agree that time is of the essence in connection with the implementation and performance by the parties of all terms, conditions and obligations of this Agreement.

SECTION 9.12 INDEMNIFICATION BY SELLERS AND GOULD. Sellers and Gould, jointly and severally, hereby agree to indemnify, defend and hold harmless Buyer and its Affiliates and their respective officers, directors, stockholders, employees, agents, successors and assigns (the "BUYER INDEMNITEES") from and against any and all claims, liabilities, obligations, losses, costs, expenses (including, without limitation, interest, penalties and attorneys' fees), fines, or damages of any kind or nature (collectively "LOSSES"), as a result of, or based upon or arising out of:

      (a) any breach of, or any inaccuracy or misrepresentation in, any of the representations or warranties made by Sellers or Gould in this Agreement or any other agreement, statement or certificate delivered pursuant hereto;

      (b) any breach of or violation by Sellers or Gould of any of the covenants made by Sellers and/or Gould in this Agreement or any other agreement, statement or certificate delivered pursuant hereto;

      (c) any claim related to or arising out of Sellers' operation of the Schools prior to the Closing Date that are asserted with respect to any liabilities that are not Assumed Liabilities;

      (d) any of the Excluded Liabilities (and/or Sellers' or Gould's failure or refusal to discharge any obligation related to the Excluded Liabilities);

      (e)   any of the matters disclosed on Schedule 5.13;

      (f) any Tax payable by or on behalf of Sellers, Gould, or any of their respective Affiliates, for any taxable period ending on or prior to the Closing Date; and

      (g) any actions, judgments, costs and expenses (including reasonable attorneys' fees, expert witness fees and all other out-of-pocket expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to any of the foregoing or the enforcement of this Section 9.12.

Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Sellers' and Gould's obligation to indemnify the Buyer Indemnitees pursuant to Section this 9.12 is expressly subject to the following limitations:

      (i) written notice containing a description of the specific nature of such claimed Losses under this Section 9.12 shall have been given by Buyer to Gould and/or Sellers within three (3) years after the Closing;

      (ii)  neither Sellers nor Gould shall have any liability to Buyer under
            Section 9.12(a) unless the Buyer Indemnitees' Losses collectively aggregate to at least Fifty Thousand Dollars ($50,000) (the "Threshold Amount") (in which case Gould and Sellers shall be jointly and severally liable for all such Losses without regard to the Threshold Amount;

      (iii) the aggregate liability of Gould with respect to Losses incurred pursuant to Section 9.12(a) shall in no event exceed (A) the aggregate amount of all cash consideration actually received or receivable by Sellers hereunder as the Purchase Price (including (i) the Cash Portion (net of any Post-Closing Purchase Price Adjustment), and (ii) the Earn-Out Consideration), minus (B) the amount of cash actually paid by Sellers or Gould to unaffiliated third parties in connection with satisfying any Excluded Liabilities (including all costs and expenses incurred by Sellers in the negotiation and execution of this Agreement); and

      (iv) the indemnification provided in this Section 9.12 shall be the sole and exclusive remedy available to the Buyer Indemnitees for any breach or inaccuracy of any representation or warranty set forth in this Agreement or any certificate delivered pursuant to Article III hereof or with respect to the transactions contemplated by this Agreement; provided, however, that the limitations set forth in items (i), (ii), (iii) and (iv) above shall not apply to Losses of Buyer Indemnitees arising out of (A) fraud, or (B) the breach of any representation or warranty contained herein if such representation or warranty was made with actual knowledge that it contained an untrue statement of material fact.

SECTION 9.13 INDEMNIFICATION BY BUYER. Buyer hereby agrees to indemnify and hold harmless Sellers, Gould and their respective Affiliates from and against any and all Losses arising out of or resulting from:

      (a) any breach of, or any inaccuracy or misrepresentation in, any of the representations or warranties made by Buyer in this Agreement or any other agreement, statement or certificate delivered pursuant hereto;

      (b) any breach of or violation by Buyer of any of the covenants made by Buyer in this Agreement or any other agreement, statement or certificate delivered pursuant hereto;

      (c) all Losses arising out of or resulting from any claim or arising out of operation of the Schools on or after the Closing Date;

      (d) all Losses arising out of or resulting from the Assumed Liabilities from the Sellers; and

      (e) any actions, judgments, costs and expenses (including reasonable attorneys' fees, expert witness fees and all other out-of-pocket expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to any of the foregoing or the enforcement of this Section 9.13.

SECTION 9.14 INDEMNIFICATION OF THIRD PARTY CLAIMS; RIGHT TO SET-OFF. (a) The provisions of this Section 9.14 shall govern any claim for indemnification of Buyer pursuant to Section 9.12, or Sellers or Gould pursuant to Section 9.13 (each such party an "INDEMNITEE"), against the party agreeing to provide indemnification hereunder (the "INDEMNITOR"). The Indemnitee shall give notice hereunder to the Indemnitor of claims as to which recovery may be sought against the Indemnitor because of the indemnity in Section 9.12 or 9.13, and, if such indemnity shall arise from the claim of a third party, the Indemnitee shall, if requested, consent to the Indemnitor assuming the defense of any such claim; provided that the Indemnitee shall not be required to permit the Indemnitor to assume the defense of any third party claim (x) which, if not first paid, discharged or otherwise complied with, would result in a material interruption or cessation of the conduct of the business of the Indemnitee, or (y) if the Indemnitee reasonably concludes that there may be a conflict of interest between the Indemnitor, on the one hand, and the Indemnitee, on the other hand, in the conduct of the defense of such action, or (z) which the Indemnitor makes any claims or statements that the Indemnitee is entitled to anything less than complete indemnification of all claims thereunder or for which the Indemnitor fails or refuses to confirm its absolute and complete indemnification obligation for Indemnitee. Failure by the Indemnitor to notify the Indemnitee of its election to defend any such claim or action within 14 days of the date of notice from the Indemnitee shall be deemed to constitute its consent to the Indemnitee's assumption of such defense. If the Indemnitor assumes the defense of such claim or litigation resulting therefrom, the obligations of the Indemnitor hereunder as to such claim shall include taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom including the retention of counsel, which counsel must be to the Indemnitee's reasonable satisfaction, and holding the Indemnitee harmless from and against any and all Losses resulting from, arising out of, or incurred with respect to any settlement approved by the Indemnitor or any judgment in connection with such claim or litigation resulting therefrom. The Indemnitor shall not, in the defense of such claim or litigation, (i) consent to the entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnitee, which consent shall not be unreasonably withheld, or (ii) enter into any settlement (except with the written consent of the Indemnitee, which consent shall not be unreasonably withheld), unless the Indemnitee is released and held harmless from and against any and all Losses resulting from, arising out of or incurred with respect to such judgment or settlement. If the Indemnitor does not assume the defense of any such claim by a third party or litigation resulting therefrom, the Indemnitee may defend against such claim or litigation in such manner as it deems appropriate, and the Indemnitee may settle such claim or litigation on such terms as it may deem appropriate and the Indemnitor shall promptly reimburse the Indemnitee for the amount of such settlement and for all Losses incurred by the Indemnitee in connection with the defense against or settlement of such claim or litigation.

            (b) Upon notice to Sellers, Buyer is hereby authorized at any time, and from time to time, to set-off and apply any and all amounts owing by Buyer to Sellers, whether under this Agreement or otherwise, against any and all of the obligations of Sellers and/or Gould to Buyer hereunder, including without limitation Sellers' and Gould's obligations pursuant to Section 9.12 hereunder.

SECTION 9.15 DISPUTE RESOLUTION AND ARBITRATION.

      (a) NEGOTIATION BETWEEN PARTIES. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice the receiving party shall submit to the other a written response. The notice and the response shall include (i) a statement of each party's position and a summary of arguments supporting that position, and (ii) the name and title of the executive who represents that party and of any other person who will accompany the executive. Within 10 days after delivery of the disputing party's notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other shall be honored. If the matter has not been resolved within 45 days of the disputing party's notice, or if the parties fail to meet within 10 days, either party may initiate arbitration of the controversy or claim as provided hereinafter. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of all applicable rules of evidence.

      (b) ARBITRATION. Any dispute arising out of or relating to this Agreement or the breach, termination or the validity hereof, which has not been resolved by the nonbinding meet and confer provisions provided in Section 9.15(a) within 90 days of the initiation of such procedure, shall be settled by arbitration in accordance with the then-current Judicial Arbitration and Mediation Services (JAMS) rules for arbitration of business disputes by a sole arbitrator who shall be a former superior court or appellate court judge or justice with significant experience in resolving business disputes. The arbitration shall be governed by the rules of civil procedure in the jurisdiction in which such arbitration proceeding is initiated, and the parties intend this procedure to be specifically enforceable in accordance with such provisions. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be Orange County, California. The arbitrator may award equitable relief in those circumstances where monetary damages would be inadequate. The arbitrator shall be required to follow the applicable law as set forth in the governing law section of this Agreement.

SECTION 9.16 THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon, be enforceable against, and inure to the benefit of the parties and their respective successors and permitted assigns; otherwise, this Agreement shall not, and shall not be deemed to, inure to the benefit of or be enforceable by any third party.

SECTION 9.17 EXPENSES. Each party hereto shall bear its own expenses relating to the transactions contemplated by this Agreement.

SECTION 9.18 REPRESENTATION BY COUNSEL. EACH PARTY HERETO REPRESENTS AND AGREES WITH EACH OTHER THAT IT HAS BEEN REPRESENTED BY, OR HAD THE OPPORTUNITY TO BE REPRESENTED BY, INDEPENDENT COUNSEL OF ITS OWN CHOOSING, AND THAT IT HAS HAD THE FULL RIGHT AND OPPORTUNITY TO CONSULT WITH ITS RESPECTIVE ATTORNEY(S), THAT TO THE EXTENT, IF ANY, THAT IT DESIRED, IT AVAILED ITSELF OF THIS RIGHT AND OPPORTUNITY, THAT IT OR ITS AUTHORIZED OFFICERS (AS THE CASE MAY BE) HAVE CAREFULLY READ AND FULLY UNDERSTAND THIS AGREEMENT IN ITS ENTIRETY AND HAVE HAD IT FULLY EXPLAINED TO THEM BY SUCH PARTY'S RESPECTIVE COUNSEL, THAT EACH IS FULLY AWARE OF THE CONTENTS THEREOF AND ITS MEANING, INTENT AND

LEGAL EFFECT, AND THAT IT OR ITS AUTHORIZED OFFICER (AS THE CASE MAY BE) IS COMPETENT TO EXECUTE THIS AGREEMENT AND HAS EXECUTED THIS AGREEMENT FREE FROM COERCION, DURESS OR UNDUE INFLUENCE. THIS AGREEMENT IS THE PRODUCT OF NEGOTIATIONS BETWEEN THE PARTIES HERETO REPRESENTED BY COUNSEL AND ANY RULES OF CONSTRUCTION RELATING TO INTERPRETATION AGAINST THE DRAFTER OF AN AGREEMENT SHALL NOT APPLY TO THIS AGREEMENT AND ARE EXPRESSLY WAIVED. THE PROVISIONS OF THIS AGREEMENT SHALL BE INTERPRETED IN A REASONABLE MANNER TO EFFECT THE INTENTIONS OF THE PARTIES TO THIS AGREEMENT.

                         [SIGNATURES ON FOLLOWING PAGE]

      IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the date first above written.

                                        "BUYER"

                                        CORINTHIAN COLLEGES, INC.,
                                        a Delaware corporation

                                        By: ____________________________
                                        Name: __________________________
                                        Title: _________________________


                                        "SELLERS"

                                        LEARNING TREE UNIVERSITY, INC.,
                                        a California nonprofit public benefit
                                        corporation

                                        By: ____________________________
                                        Name: __________________________
                                        Title: _________________________


                                        LTU EXTENSION, INC.,
                                        a California corporation

                                        By: ____________________________
                                        Name: __________________________
                                        Title: _________________________


                                        "GOULD"

                                        ________________________________
                                        MICHAEL GOULD


                                      S - 1           (Asset Purchase Agreement)

                            ASSET PURCHASE AGREEMENT

                       CORINTHIAN/LEARNING TREE UNIVERSITY

                                LIST OF EXHIBITS

      Exhibit Designation    Exhibit Contents
      -------------------    ----------------
      Exhibit A              Assignment and Assumption Agreement
      Exhibit B              Bill of Sale
      Exhibit C              Assignment and Assumption of Lease Agreements
      Exhibit D              Non-Competition Agreement
      Exhibit E              Employment Agreement


                                      A - 1           (Asset Purchase Agreement)